December 4, 2024

Franklin Lim
Chief Financial Officer
Envirotech Vehicles, Inc.
1425 Ohlendorf Road
Osceola, AR 72370

       Re: Envirotech Vehicles, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2023
           Filed March 28, 2024
           Form 10-Q for the Fiscal Quarter Ended June 30, 2024
           Filed August 14, 2024
           Form 8-K Furnished October 22, 2024
           File No. 001-38078
Dear Franklin Lim:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Manufacturing